Exhibit 10.4

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is made as of the 1st day of October, 2007, by and between Orange Bank of Florida (the “Bank”), and Charlie W. Brinkley, Jr. (the “Executive”).

WITNESSETH:

WHEREAS, the Bank desires to retain the services of and employ the Executive, and the Executive desires to provide services to the Bank, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Bank and the Executive covenant and agree as follows:

1.         Employment. Pursuant to the terms and conditions of this Agreement, the Bank agrees to employ the Executive and the Executive agrees to render services to the Bank as set forth herein.

2.         Position and Duties.

                      (a)       Unless and until this Agreement is terminated as provided herein, and except as otherwise agreed by the parties in connection with the completion of the Reorganization (as defined in Section 9 of this Agreement), the Executive shall serve as Executive Vice President of the Bank and shall be primarily responsible for the strategic development and growth of the Bank and the performance of such other duties as may be assigned to him from time to time by the Board of Directors of the Bank (referred to as the “Board”); provided, however, that Executive shall not have any direct responsibility for the routine operations of the Bank and shall not be required to perform his duties under this Agreement at any particular location. In performing his duties pursuant to this Agreement, the Executive shall devote his full business time, energy, skill and best efforts to promote the Bank and its business and affairs; provided that the Executive shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by Executive of his duties and obligations to the Bank.

                      (b)       During the Executive’s employment with the Bank, he shall also serve as a director of the Bank, including serving on Board committees as appointed from time to time by the Board; provided, however, that upon any termination of this Agreement, other than in connection with the Reorganization, Executive shall tender his resignation as a director of the Bank. Any such resignation shall not preclude Executive’s nomination or election as a non-employee director of the Bank.

      (c)       The Bank and the Executive acknowledge that the Bank has entered into that certain Plan of Merger and Merger Agreement (the “Merger Agreement”) with Floridian Financial Group, Inc. (“Floridian”), as described in Section 9 of this Agreement, and that, pursuant to the Merger Agreement, the Executive is to become Chairman and Chief Executive Officer of Floridian upon consummation of the transactions contemplated by the Merger

Agreement (the “Reorganization”). The Bank and the Executive agree that Executive’s service as Chairman and Chief Executive Officer of Floridian following the Reorganization shall be deemed a continuation of Executive’s service to the Bank for purposes of this Agreement and shall not constitute or result in a termination of this Agreement, which shall remain in effect in accordance with its stated terms; provided that, by joining in this Agreement, Floridian shall succeed the Bank as Executive’s employer and shall be deemed for all purposes to have assumed the obligations of the Bank hereunder.

3.         Duration of Agreement. The initial term of employment pursuant to this Agreement shall be for a period of three years, commencing on the date set forth above (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Expiration Date”), unless this Agreement shall have been renewed, extended or terminated as provided herein prior to the Expiration Date, in which case the Expiration Date shall be such earlier or later date, as the case may be. Subject to the provisions of Section 10 of this Agreement, the term of this Agreement, and the employment of the Executive hereunder, shall be deemed to be automatically renewed for successive periods of one year commencing on the third anniversary of the Effective Date, unless either party gives to the other written notice at least 180 days prior to the end of the then term that this Agreement shall not thereafter be renewed or extended. After termination of the employment of the Executive for any reason whatsoever, the Executive shall continue to be subject to the provisions of Sections 12 through 23, inclusive, of this Agreement; provided, however, that the Executive shall not be subject to the provisions of Sections 14 or 15 where the employment of the Executive is terminated pursuant to Section 10(f), or where the term of employment is not renewed or extended pursuant to this Section 3.

4.         Compensation.

(a)       Salary and Bonus. During the term of this Agreement, the Bank shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof: (i) a base annual salary of at least $175,000 payable in such periodic installments consistent with other employees of the Bank (such base salary to be subject to increase from time to time by the Bank, and shall be increased to not less than $200,000, $250,000 or $300,000 as of the beginning of the first calendar quarter after the quarter with respect to which the Bank has reported total assets (or, if any parent holding company of the Bank reports total consolidated assets) of at least $200 million, $250 million, or $300 million, respectively; and (ii) such individual bonuses and other compensation to the Executive as may be authorized by the Board from time to time.

(b)  Stock Options.

                                  (i) In conjunction with this Agreement, the Bank has granted the Executive an option to purchase 17,500 shares of the Bank’s common stock (the “Initial Option”) pursuant to the terms of the Bank’s Officers’ and Employees’ Stock Option Plan (the “Plan”), and the Board of Directors of the Bank has approved, and the Bank hereby agrees to grant to the Executive, subject only to shareholder and regulatory approval of an amendment to the Plan increasing the number of shares with respect to which options may be granted under the Plan, an option to purchase an additional 32,500 shares of the Bank’s common stock (the “Supplemental Option”) on the same terms and conditions as the Initial Option; provided, however, that if the Reorganization is consummated, the obligation of the Bank to grant the

Supplemental Option shall be deemed pursuant to Section 3 of this Agreement to be assumed by Floridian, and the Executive agrees to accept an option to purchase such number of the shares of the common stock of Floridian (the “Floridian Option”) as shall be equal to the product of 32,500 and the Exchange Ratio as determined pursuant to Section 2.1(A) of the Merger Agreement on substantially the same terms as the Initial Option but subject to adjustment of the exercise price as set forth in Section 2.5 of the Merger Agreement, in lieu of the Supplemental Option.

                                  (ii)       In addition, subject to the foregoing conditions with respect to an increase in the number of shares of the Bank’s common stock with respect to which options may be granted under the Plan, the Board of Directors of the Bank has approved, and the Bank hereby agrees to grant to the Executive, in the calendar quarter after the quarter in which the Bank first reports total assets greater than $500 million (the “Growth Benchmark”), an option to purchase 25,000 shares of the common stock of the Bank (the “Growth Benchmark Option”), unless the Growth Benchmark Option has previously been granted to the Executive by Floridian pursuant to Section 9(d) of this Agreement. The exercise price per share of the Growth Benchmark Option shall be equal to the fair market value of the shares as of the date such option is granted, provided that if the shares are not publicly traded, the exercise price shall not exceed 125% of the book value of the shares as of such date.

                                  (iii)      All of the foregoing options shall vest and become exercisable in five equal annual installments commencing on the first anniversary of the date or dates on which they were granted; provided, however, that that the Supplemental Option shall vest concurrently with the Initial Option and, notwithstanding the foregoing, all of such options shall become fully vested and immediately exercisable upon a Change of Control of the Bank, as provided in the Plan.

          (c)       Deferred Compensation. In addition to the foregoing, as soon as practicable after the date hereof, the Bank shall enter into a Supplemental Executive Retirement Agreement with the Executive providing an annuity benefit to Executive and his designated beneficiaries in an amount equal to $15,000 per month payable for a period of 20 years, beginning on Executive’s 65th birthday (the “Deferred Compensation Benefit”). The Deferred Compensation Benefit shall vest ratably over a period of 10 years beginning on January 1, 2008, such that, providing this Agreement shall not have been terminated sooner, the monthly Deferred Compensation Benefit amount payable on or after January 1 of each year shall be the amount shown below (except as other wise provided in Section 10(c) below); provided further, however, that in the event Executive’s employment is terminated for any reason in connection with or following a “Change of Control” of the Bank as defined in Section 10(f) below, the Deferred Compensation Benefit shall be fully vested as of the date of such termination, and the maximum Deferred Compensation Benefit amount shall be payable thereafter.

Deferred Compensation Benefit Vesting Table

Vesting Anniversary Date	Monthly Benefit Amount Payable Thereafter
January 1, 2009	$ 1,500.00
January 1, 2010	$ 3,000.00
January 1, 2011	$ 4,500.00
January 1, 2012	$ 6,000.00
January 1, 2013	$ 7,500.00
January 1, 2014	$ 9,000.00
January 1, 2015	$10,500.00
January 1, 2016	$12,000.00
January 1, 2017	$13,500.00
January 1, 2018	$15,000.00

The Bank hereby agrees to purchase one or more policies of insurance on the life of the Executive in an aggregate amount sufficient to fund its payment obligations with respect to the Deferred Compensation Benefit.

          (d)       Tax Effect Adjustment. In the event that any consideration or other amount paid or payable to Executive hereunder as well as any other agreements between the Executive and the Bank and/or Floridian constitutes or is deemed to be an “excess parachute payment” within the meaning of Section 280G(b) of the Code (or any other amended or successor provision) that is subject to the tax imposed pursuant to Section 4999 of the Code (or any other amended or successor provision) (the “Excise Tax”), or any amount that is included in Executive’s gross income as a result of the operation of Section 409A of the Code (or any other amended or successor provision) and is thereby subject to the additional tax and interest imposed by Section 409A(a)(1)(B) of the Code (or any other amended or successor provision) (collectively, the “Additional Tax”), the Bank shall pay to Executive an amount (“Gross-Up Amount”) that, after reduction of the amount of such Gross-Up Amount for all federal, state and local tax to which the Gross-Up Amount is subject (including the Excise Tax and any Additional Tax to which the Gross-Up Amount is subject), is equal to the sum of the amount of the Excise Tax to which such amount constituting an excess parachute payment is subject and the Additional Tax, if any. For purposes of determining the amount of any Gross-Up Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of Employee on the date the excess parachute payment is made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes. The Gross-Up Amount shall be paid to Executive not later than the end of the Executive’s taxable year following the year in which such Excise Tax and Additional Tax, if any, were remitted to the relevant taxing authority in accordance with Section 409A; provided, however, that if the Executive is a “specified employee” of the Bank (or any successor to the Bank) within the meaning of that term as defined in Section 409A(a)(2)(B)(i) of the Code at the time of termination of Executive’s employment, the payment of any amount which is included in Executive’s gross income, including the Gross-Up Amount, shall not be made before the date which is 6 months after the date of termination of Executive’s employment (or, if earlier, the date of Executive’s death).

5.         Benefits and Insurance. The Bank shall provide to the Executive (and, to the extent such coverage is offered under the Bank’s established plans, to the Executive’s eligible dependents) such medical, health, and life insurance as well as any other benefits as are provided to the Bank’s other executives officers, including participation in any 401(k) or other similar plan. The Bank shall provide to the Executive at its own cost, membership in one or more clubs as may be agreed upon by the Bank and the Executive, including all dues and assessments associated with such memberships.

6.         Vacation. The Executive may take up to four weeks of vacation time as authorized by the Bank’s personnel policies and at such periods during each year as the Board and the Executive shall determine from time to time. The Executive shall be entitled to full compensation during such vacation periods.

7.         Automobile. The Bank will either purchase or lease a vehicle for the Executive's use in business and personal travel in accordance with Employer's corporate automobile policy. Employer will secure appropriate liability insurance on the vehicle and pay all normal and reasonable operating expenses associated with the use of the vehicle. Executive shall report personal use of the vehicle each year in compliance with Internal Revenue Service requirements and will be liable for the payment of any personal income taxes resulting from such personal use. Upon the termination of Executive's employment for any reason, if the vehicle is then owned by Employer or any of its affiliates, Executive shall be entitled to purchase such vehicle from Employer at the vehicle's book value as reflected in Employer's books and records, or the vehicle's wholesale value, whichever is lower.

8.         Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by Employer) in performing services hereunder, provided that Executive properly accounts therefore in accordance with corporate policy.

9.         Holding Company Reorganization.

(a)       It is understood and agreed by the parties hereto that the Bank has entered into that certain Plan of Merger and Merger Agreement with Floridian (the “Merger Agreement”), pursuant to which the Bank is to be merged with an interim bank subsidiary of Floridian, with the result that the Bank will become a wholly-owned subsidiary of the Floridian (the “Reorganization”). The Reorganization is intended to enable the Bank to realize the benefits of a holding company structure to raise additional capital to facilitate the future growth of the Bank and the accomplishment of the Bank’s strategic plans.

(b)       Pursuant to the Merger Agreement, the Executive is to be appointed the Chairman of the Board and Chief Executive Officer of Floridian, and, at the election and direction of Floridian’s Board of Directors, the Executive may also serve as an executive officer and/or director of any one or more affiliates of Floridian. Provided that the Reorganization shall have been consummated, the Executive’s service to Floridian or its affiliates other than the Bank shall also be deemed to be service to the Bank for purposes of this Agreement.

(c)       The Bank hereby acknowledges that, in conjunction with the Reorganization, each of the Executive and the persons designated by Executive to serve as directors of Floridian intend to make personal investments of up to $1 million each in the common stock of Floridian, and that Executive anticipates raising up to an aggregate of $10 million in equity capital for Floridian through a private placement of shares of Floridian’s common stock with persons known to Executive and such designated directors, as well as others. Neither the Reorganization nor the issuance of additional shares of Floridian’s common stock pursuant to such private placement shall be deemed to constitute a Change of Control of the Bank (as defined herein) for purposes of this Agreement.

(d)       In the event the Bank has not passed the Growth Benchmark (as defined in Section 4(b) above) prior to the effective date of the Reorganization, then the obligation of the Bank with respect to the Growth Benchmark Option shall be satisfied upon the issuance of the Growth Benchmark Option by Floridian.

          10.       Termination of Employment. The employment of the Executive by the Bank may be terminated as follows:

(a)       By the Bank, by action taken by its Board, at any time and immediately upon written notice to the Executive. If said termination is for “Cause” (as defined below), the notice of termination furnished to the Executive under this Section 10(a), shall state with specificity the reason or reasons for said termination, and, if no reason or reasons are given for said termination, said termination shall be deemed to be without cause and therefore termination pursuant to Section 10(c). Any one or more of the following conditions shall be deemed to constitute “Cause” and be grounds for termination of the employment of the Executive under this Section 10(a):

(i)        If the Executive shall fail or refuse to comply with the obligations required of him as set forth in this Agreement or comply with the policies of the Bank established by the Board from time to time; provided, however, that for the first such failure or refusal, the Executive shall be given written warning (providing at least a 10 day period for an opportunity to cure), and the second failure or refusal shall be grounds for termination for Cause;

(ii)       If the Executive shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct which has adversely affected, or may adversely affect, the business or reputation of the Bank;

(iii)      If the Executive shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Bank;

(iv)      If the Executive shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Bank, or has been convicted of a crime involving moral turpitude;

(v)       If the Executive shall have filed, or had filed against him, any petition under the federal bankruptcy laws or any state insolvency laws; or

(vi)      If the Executive shall fail to achieve mutually agreed upon performance standards established from time to time.

In the event of termination for Cause, the Bank shall pay the Executive only salary, vacation, and bonus amounts accrued and unpaid as of the effective date of termination.

(b)       By the Executive at any time, and immediately upon written notice to the Bank; provided that if such termination is for “Good Reason” (as defined below), such notice shall be effective upon the lapse of 30 days following delivery of the notice which notice shall reasonably describe the Good Reason for which the Executive’s employment is being terminated, and in which case the Bank shall have the opportunity to cure such Good Reason during such 30 day period, and the Executive’s employment shall continue in effect during such time. If such Good Reason shall be cured by the Bank during such time, the Executive’s employment and the obligations of the Bank hereunder shall not terminate as a result of the notice which has been given with respect to such Good Reason. Cure of any Good Reason with or without notice from the Executive shall not relieve the Bank from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any material breach by the Bank of any provision of this Agreement, any material diminution, without the Executive’s prior written consent, in Executive’s base compensation or the duties, responsibilities, authority or title of Executive as an officer of the Bank, or a “Change of Control” of the Bank (as defined below).

(c)       If the Executive’s employment is terminated by the Bank without Cause, or by the Executive for Good Reason, the Bank shall be obligated to pay to the Executive the amount of all salary and benefits accrued through the date of such termination plus a lump sum payment in an amount equal to two times the Executive’s base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual amount equal to two times the sum of all bonuses paid by the Bank to the Executive during the 12 month period prior to said termination. In addition to such payments:

(i)        the Bank shall provide to Executive and his eligible dependents for a period of 18 months following termination of Executive’s employment such medical, long-term disability, dental and life insurance coverage as was in effect immediately prior to such termination and, thereafter, shall reimburse Executive for the cost of maintaining such insurance coverage through the second anniversary of the date of such termination; provided, however, that in the event that such insurance benefits cannot be provided under appropriate group insurance policies of the Bank, or in the event of termination of employment related to a Change of Control, the Bank may, in lieu of continued coverage under its group insurance policies, make a lump sump payment to Executive in an amount equal to two times the annual cost of such insurance benefits as are in effect immediately prior to the termination of employment;

(ii)       all stock option awards granted to Executive by the Bank shall immediately become fully vested and fully exercisable; and

(iii)      notwithstanding anything to the contrary contained in the Deferred Compensation Agreement, the Executive's "Credited Service" for purposes of the Deferred Compensation Benefit shall be deemed for all purposes to be increased by an amount equal to the period from the date of such termination until the second anniversary of such date, and the Executive's Deferred Compensation Benefit for each such additional year of Credited Service shall be deemed to be an amount equal to the sum of (x) the Executive's Annual Salary in effect immediately prior to the date of the termination and (y) the target incentive bonus award under the Bank's incentive compensation plan (or any similar plan) for the year in which the termination of the Executive's employment occurs.

                      (d)       If the Executive’s employment is terminated by the Bank for Cause or by the Executive without Good Reason, the Bank shall be obligated to pay to the Executive any salary, vacation, and bonus amounts accrued and unpaid as of the effective date of such termination.

                      (e)       If the Executive’s employment is terminated by the death or disability (as defined in the disability plan maintained by the Bank) of the Executive, this Agreement shall automatically terminate, and the Bank shall be obligated to pay to the Executive or the Executive’s estate any salary, vacation, and bonus amounts accrued and unpaid at the date of disability or death.

                      (f)        If the Executive’s employment is terminated by the Bank or the Executive upon the closing of a Change of Control of the Bank, then, in such case, the Executive shall be entitled to receive promptly thereafter the payments and other benefits described in Section 10(c) above. For purposes of this Agreement, a “Change of Control” of the Bank shall mean a merger or acquisition in which the Bank is not the surviving entity, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of Bank common stock (excluding the Reorganization or any transaction which results in the formation for the Bank of a bank holding company owned by substantially all of the former shareholders of the Bank). The term “group” and the concept of beneficial ownership shall have such meanings ascribed thereto as set forth in the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the regulations and rules thereunder. If a holding company is formed for the Bank (through the Reorganization or otherwise), then such company shall be substituted for the Bank in the definition of Change of Control in this Section 10(f).

          11.       Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

          12.       Confidential Matters. The Executive is aware and acknowledges that the Executive shall have access to confidential information by virtue of his employment. The Executive agrees that, during the period of time the Executive is retained to provide services to the Bank, and thereafter subsequent to the termination of Executive’s services to the Bank for any reason whatsoever, the Executive will not release or divulge any confidential information whatsoever relating to the Bank or its business, to any other person or entity without the prior written consent of the Bank. Confidential information does not include information that is available to the public or which becomes available to the public other than through a breach of this Agreement on the part of the Executive. Also, the Executive shall not be precluded from disclosing confidential information in furtherance of the performance of his services to the Bank or to the extent required by any legal proceeding. The Executive shall return all tangible evidence of such confidential information including, but not limited to, any papers, lists, books, files, and computer stored or generated information, including any information stored on any computer hard drive, diskettes, tapes, or other format, to the Bank prior to or at the termination of employment with the Bank.

          13.       Noncompetition. The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of two years subsequent to the termination of Executive’s services to the Bank for any reason whatsoever (except where the employment of the Executive is terminated pursuant to Section 10(f) following a Change of Control, or where the term of employment is not renewed pursuant to Section 3), Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other FDIC-insured depository institution (whether presently existing or subsequently established) which has an office located in the State of Florida as of the date on which Executive’s employment is terminated; provided, however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of Bank common stock owned by the Executive at the time of termination of employment.

          14.       Nonsolicitation; Noninterference. The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of two years subsequent to the termination of Executive’s services to the Bank for any reason whatsoever (except where the employment of the Executive is terminated pursuant to Section 10(c) following a Change of Control, or where the term of employment is not renewed pursuant to Section 3), the Executive will not (a) solicit for employment by Executive, or anyone else, or employ any employee of the Bank or any person who was an employee of the Bank within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Bank to terminate such employee’s employment; (c) induce, or attempt to induce, anyone having a business relationship with the Bank to terminate or curtail such relationship or, on behalf of himself or anyone else, compete with the Bank; (d) knowingly make any untrue statement concerning the Bank or its directors or officers to anyone; or (e) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive to do any of the foregoing.

          15.       Arbitration. Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to Executive’s employment with Employer or the termination of such employment, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, Employer and Executive agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Orlando, Florida in accordance with this Section and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards rendered by a panel of three arbitrators (the “Arbitration Panel”). The Bank and Executive shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and those two arbitrators shall select a third arbitrator;

provided, however, that in the event the two arbitrators cannot agree on a third arbitrator, the AAA shall select a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. The Bank and Executive will each bear their own costs for legal representation in any arbitration, except that the Arbitration Panel will have the authority to award all remedies provided by applicable law, including recovery of attorney fees when so provided by applicable law. The Bank and the Executive will each pay one-half of all arbitrators’ fees and other administrative fees in connection with any arbitration hereunder; provided, however, that the Arbitration Panel may require all or a portion of such fees and expenses to be paid by one party or the other in the event the Arbitration Panel determines that such party’s position in the arbitration proceeding was without merit.

          16.       Invalid Provision. In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

          17.       Governing Law; Venue. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida. The sole and exclusive venue for any action arising out of this Agreement shall be a federal or state court situated in Orange County, Florida, and the parties to this Agreement agree to be subject to the personal jurisdiction of such Court and that service on each party shall be valid if served by certified mail, return receipt requested or hand delivery.

          18.       Attorneys’ Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party shall be entitled to recover his or its costs and attorneys’ fees from the nonprevailing party. As used herein, costs and attorneys’ fees include any costs and attorneys’ fees in any appellate proceeding.

          19.       Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective successors and legal representatives.

          20.       Effect on Other Agreements. This Agreement and the termination thereof shall not affect any other agreement between the Executive and the Bank, and the receipt by the Executive of benefits thereunder.

          21.       Miscellaneous. The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the prior written consent of the other party to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder.

          22.       Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ORANGE BANK OF FLORIDA		“EXECUTIVE”

By:	/s/ Michael L. McClanahan	/s/ Charlie W. Brinkley, Jr.
	Michael L. McClanahan	Charlie W. Brinkley, Jr.
President and Chief Executive Officer